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                                                                   Exhibit 16.01



April 14, 1998


Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Federated Investors and, under the date of January 25, 1996, we reported on the consolidated financial statements of Federated Investors and subsidiaries as of and for the years ended December 31, 1995 and 1994. On August 26, 1996, we declined to stand for reelection. We have read Federated Investors' statements included under the heading Experts of its Form S-4 Registration Statement No. 333-48361, and we agree with such statements.

Very truly yours,

/s/ KPMG PEAT MARWICK LLP

KPMG PEAT MARWICK LLP
Pittsburgh, Pennsylvania